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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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  FORM 3                                                   OMB APPROVAL
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                                                   OMB Number:        3235-0104
                                                   Expires:  December 31, 2001
                                                   Estimated average burden
                                                   hours per response...... 0.5
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             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility  Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

Grooms                          James                     M
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    (Last)                     (First)                 (Middle)

c/o Regeneration Technologies, Inc.
One Innovation Drive
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                               (Street)

 Alachua                       Florida                   32615
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  (City)                       (State)                   (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
                                           8/00
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name AND Ticker or Trading Symbol
   Regeneration Technologies, Inc. ("RTIX")
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5. Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

               Director                         X       10% Owner
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      X        Officer (give)                           Other (specify
--------------          title below)     ---------------        below)
PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
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6. If Amendment, Date of Original (Month/Day/Year)
                                     8/09/00
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7. Individual or Joint/Group Filing (Check Applicable Line)
 X Form filed by One Reporting Person
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   Form filed by More than One Reporting Person
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
                                                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security (Instr. 4)            2.  Amount of Securities         3.  Ownership         4.  Nature of Indirect Beneficial
                                                Beneficially Owned               Form: Direct          Ownership (Instr. 5)
                                                (Instr. 4)                       (D) or Indirect
                                                                                 (I)(Instr. 5)
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Common Stock, $.001 par value per share             1,608,000                           D
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Common Stock, $.001 par value per share               792,000                           I                           (1)
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Reminder: Report on a separate line for each class of
securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person,                 (Over)
SEE Instruction 5(b)(v).                                         SEC 1473 (7-96)

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FORM 3 (CONTINUED)
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
                                                                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                                                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative      2. Date Exercisable     3. Title and Amount of    4. Conversion or   5. Ownership     6. Nature of
    Security (Instr. 4)         and Expiration          Securities Underlying     Exercise Price     Form of          Indirect
                                Date (Month/Day/Year)   Derivative Security       of Derivative      Derivative       Beneficial
                                                             (Instr.4)            Security           Security:        Ownership
                             ---------------------------------------------------                     Direct (D) or    (Instr. 5)
                               Date     Expiration             Amount or Number                      Indirect (I)
                            Exercisable     Date       Title   of Shares                             (Instr. 5)
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
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
Explanation of Responses:

(1) Represents shares of Common Stock which Mr. Grooms may have been deemed to beneficially own in August 2000 by virtue of his interest in a limited partnership. These shares were transferred to a trust in December 2000. Mr. Grooms may be deemed to continue to have beneficial ownership over the shares held by such trust.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                 /s/ JAMES M. GROOMS                  APRIL 19, 2001
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                                                                                 **Signature of Reporting Person           Date
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Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1473 (7-96)                                                           Page 2